UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/08/2006

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Credit Amendment

As previously reported, on December 28, 2005, Ceco Environmental Corp. (the "Company") entered into a $16.1 million credit facility (the "Facility"). The Facility was entered into among the Company, Ceco Group, Inc, Ceco Filters, Inc., New Busch Co., Inc., The Kirk & Blum Manufacturing Company, Kbd/Technic, Inc., CecoAire, Inc, Ceco Abatement Systems, Inc. (all of which are direct or indirect subsidiaries of the Company and collectively with the Company, the "Borrowers") and Fifth Third Bank, an Ohio banking corporation ("Fifth Third").

On June 8, 2006, the Borrowers amended the Facility pursuant to a First Amendment to Credit Agreement ("Amendment"), an Amended and Restated Revolving Credit Promissory Note ("Revolving Note"), an Amended and Restated Term Promissory Note ("Term Note"), and a Joinder Agreement, all dated as of June 8, 2006. H.M. White, Inc., a wholly owned subsidiary of CECO Group, Inc., was added as a Borrower. In connection with the amendments to the Facility, the personal guaranty of Phillip DeZwirek was released pursuant to a Release of Guaranty dated June 8, 2006 ("Release").

The Amendment amended the Facility by, among other things (i) extending the maturity date of the Credit Agreement from January 31, 2007 to January 31, 2009, (ii) lowering the interest rate on the revolving loan and term loan from the prime rate plus 2.25% and the prime rate plus 2.0%, respectively, to either prime plus 0.5% or LIBOR plus 2.75%, at the option of the Borrowers, and (iii) establishing an incentive pricing grid pegged to performance.

On June 14, 2006, CECO issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Purchase Agreement Extension

As disclosed on an 8-K filed June 22, 2005, on June 20, 2005, The Kirk and Blum Manufacturing Co., ("K&B"), an indirectly wholly owned subsidiary of CECO Environmental Corp. ("CECO"), entered into a Restated and Amended Purchase Agreement with Trademark Property Company ("Trademark") for the sale of the Cincinnati manufacturing and corporate office facilities (the "Agreement").   Subsequently, pursuant to a Third Amendment and Assignment to the Agreement, dated as of October 20,2005 and disclosed on an 8-K filed October 26, 2005, Trademark assigned the Agreement to Millworks Town Center, LLC ("Purchaser"). Pursuant to a Fourth Amendment and Assignment to Restated and Amended Purchase Agreement, a Fifth Amendment to Restated and Amended Purchase Agreement, a Sixth Amendment to Restated and Amended Purchase Agreement, and a Seventh Amendment to Restated and Amended Purchase Agreement ("Seventh Amendment"), the closing of Parcel A was extended. An Eighth Amendment extended the date by which the extension fee could be paid.

Pursuant to a Ninth Amendment to Restated and Amended Purchase Agreement ("Ninth Amendment") between Purchaser and K&B, dated June 8, 2006, the closing of Parcel A has been extended until August 31, 2006. K&B waived the extension fee set forth in the Seventh Amendment.

Under the Ninth Amendment, Purchaser may extend the closing of Parcel A until on or before November 30, 2006, by delivering to K&B a nonrefundable, but fully applicable to the purchase price, payment of Four Hundred Fifty Thousand Dollars ($450,000.00) on or before August 31, 2006.

The closing of the acquisition is subject to various customary closing conditions. Additionally, closing is subject to certain special conditions such as the negotiation of a definitive agreement setting forth K&B's post-closing possessory rights.

The description set forth herein of the terms and conditions of the Amendment, Revolving Loan, Term Loan, Release and Ninth Amendment is qualified in its entirety by reference to the full text of such agreements, which are filed with this report as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 and incorporated by reference into this Item 1.01.

This report contains statements about the future, sometimes referred to as "forward--looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose,""plan," "intend" and similar words and expressions. Forward--looking statements are not guarantees of completion of proposed transactions, availability of tax-free treatment, or similar matters. Forward--looking statements are subject to risks and uncertainties outside CECO's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see CECO's other SEC reports.

Item 9.01.    Financial Statements and Exhibits

10.1 First Amendment to Credit Agreement
10.2 Amended and Restated Revolving Credit Promissory Note
10.3 Amended and Restated Term Promissory Note
10.4 Release of Guaranty
10.5 Ninth Amendment to Restated and Amended Purchase Agreement
99.1 Press Release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: June 14, 2006	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President-Finance and Administration

Exhibit Index

Exhibit No.	Description
EX-10.2	Amended and Restated Revolving Note
EX-10.3	Amended and Restated Term Note
EX-10.4	Release of Guaranty
EX-10.1	Amendment to Credit Agreement
EX-99.1	Press Release
EX-10.5	Ninth Amendment to Restated and Amended Purchase Agreement